Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 3, 2009
Lisa F. Campbell, Executive Vice President,
Chief Operating Officer and Chief Financial Officer
(910) 892-7080; lisac@newcenturybanknc.com www.newcenturybanknc.com

NEW CENTURY BANCORP REPORTS YEAR-END 2008 RESULTS

DUNN, NC . . . New Century Bancorp (the “Company”- NASDAQ: NCBC), the holding company for New Century Bank, reported a net loss of $193,000, or basic and diluted net loss per share of ($0.03), for the year ended December 31, 2008, compared to net income of $1.7 million, or basic and diluted net income per share of $0.25 and $0.24, respectively, for the year ended December 31, 2007. For the quarter ended December 31, 2008, the Company reported a net loss of $666,000, or basic and diluted net loss per share of ($0.10) compared to net income of $861,000, or basic and diluted net income per share of $0.13, for the fourth quarter of 2007.

As of December 31, 2008, the Company reported total assets of $605.8 million compared to total assets of $591.0 million at December 31, 2007. Total deposits were $505.1 million and total loans were $460.6 million at year end 2008, compared to total deposits of $498.1 million and total loans of $442.9 million as of December 31, 2007.

The Company’s fourth quarter results were impacted by an increase in the provision for loan losses, lower non-interest income and further compression of the net interest margin. Higher levels of nonperforming loans resulted in a provision for loan losses of $2.1 million during the quarter compared to $456,000 in the fourth quarter of 2007. Non-interest income was impacted by declines in both fees from pre-sold mortgages and gains on sales of loans coupled with OREO losses of $67,000. Also during the quarter, net interest margin was directly impacted by the financial crisis, tightening by 55 basis points to 3.07%, compared to 3.62% for the same period in 2007.

Due to the severity of prevailing economic conditions, companies across our country are evaluating their goodwill for possible impairment as of December 31, 2008. The management team at New Century Bancorp has undertaken this process, and pending the results of this evaluation, the 2008 results reported herein could change.

“The words ‘challenging’ and ‘difficult’ no longer seem sufficient to describe the economic times our nation is facing,” said William L. Hedgepeth II, president and CEO of New Century Bancorp and New Century Bank. “Indeed, they are used to the point of losing their impact. The effect the deepening recession is having on our country, our financial system, our banks, and on all of us as individuals is hard to describe and even harder to address. But we are addressing it, and I believe we will all come out of this stronger and better.

“At New Century, we are committed to maintaining a good capital position and ample liquidity, meeting the borrowing needs of the markets we serve, and continuing to build a strong, vital bank for our shareholders, customers, employees and our communities.

“New Century is well-capitalized, which is the highest regulatory standard. Because of our strong capital position, your directors and management team made the decision not to participate in the U.S. Government’s TARP (Troubled Asset Relief Program) Capital Purchase Plan, as has already been reported.

“With regard to meeting the borrowing needs of our markets, I am pleased to say we have money to lend and we are lending it to creditworthy borrowers. Our goal is to make prudent decisions—ones that are right for borrowers and for our Company. To that end, our loan portfolio grew more than $17 million during one of the worst economic years in history. We can’t and won’t lose this focus. In addition to increasing loans, we increased total deposits by $7 million, enabling us to reduce our wholesale funding level. We hope this positive trend continues as we move forward.

“In closing, 2008 was a tough year. We know there will be struggles in 2009, in fact, there already are. Thousands of people have lost jobs since the year began. What we cannot lose, though, is our conviction that what we are trying to accomplish is worth the effort it will take. Your directors and management team believe in this Company and are committed to getting through this current situation and meeting our goals in the days ahead. We appreciate the support of our shareholders and the trust our customers have in us.”

New Century Bancorp and its wholly-owned subsidiary New Century Bank are headquartered in Dunn, NC. The Bank has 10 offices in Dunn, Clinton (2), Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke and Raeford, all in North Carolina.

Stock Symbol: NASDAQ: NCBC	Keywords: New Century Bancorp, New Century Bank,
NCBC.

The information as of and for the quarter and year ended December 31, 2008, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months Ended December 31,		At or for the twelve months Ended December 31,
	2008	2007	2008	2007
Summary of Operations:
Total interest income	$8,348	$10,341	$35,233	$41,598
Total interest expense	3,991	5,329	17,372	20,653

Net interest income	4,357	5,012	17,861	20,945
Provision for loan losses	2,142	456	4,283	5,974

Net interest income after provision	2,215	4,556	13,578	14,971
Noninterest income	690	901	2,407	3,870
Noninterest expense	4,058	4,062	16,417	16,229

Income before income taxes	(1,153)	1,395	(432)	2,612
Provision for income taxes	(487)	534	(239)	953

Net income	$(666)	$861	$(193)	$1,659

Share and Per Share Data:
Earnings per share - basic	$(0.10)	$0.13	$(0.03)	$0.25
Earnings per share - diluted	(0.10)	0.13	(0.03)	0.24
Book value per share	9.17	9.09	9.17	9.09
Tangible book value per share	7.76	7.63	7.76	7.63
Ending shares outstanding	6,831,149	6,730,874	6,831,149	6,730,874
Weighted average shares outstanding:
Basic	6,829,731	6,730,874	6,809,437	6,603,631
Diluted	6,829,731	6,813,860	6,809,437	6,789,608

Selected Performance Ratios:
Return on average assets	-0.43%	0.57%	-0.03%	0.28%
Return on average equity	-4.27%	5.61%	-0.31%	2.77%
Net interest margin	3.07%	3.62%	3.22%	3.88%
Efficiency ratio (1)	80.40%	68.70%	81.00%	65.40%

Period End Balance Sheet Data:
Loans, net of unearned income	$460,626	$442,875	$460,626	$442,875
Total Earning Assets	560,534	543,167	560,534	543,167
Goodwill and other intangible assets	9,680	9,834	9,680	9,834
Total Assets	605,767	591,025	605,767	591,025
Deposits	505,119	498,123	505,119	498,123
Short term debt	23,175	16,967	23,175	16,967
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	62,659	61,173	62,659	61,173

Selected Average Balances:
Gross Loans	$458,100	$451,831	$451,558	$449,799
Total Earning Assets	562,415	549,026	554,798	539,526
Goodwill and other intangible assets	9,699	9,853	9,756	9,910
Total Assets	607,685	596,185	599,912	584,524
Deposits	508,911	505,670	504,188	493,989
Short term debt	21,659	14,488	18,615	15,672
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	61,868	60,914	62,107	59,888

Asset Quality Ratios:
Nonperforming assets	$11,335	$5,583	$11,335	$5,583
Allowance for loan losses	8,860	8,314	8,860	8,314
Nonperforming loans (2) to period-end loans	1.85%	1.12%	1.85%	1.12%
Allowance for loan losses to period-end loans	1.92%	1.88%	1.92%	1.88%
Net loan charge-offs to average loans	0.39%	0.68%	0.91%	1.15%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.